PROSPECTUS SUPPLEMENT (To Prospectus Dated January 30, 2013)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-185885

Wireless Ronin Technologies, Inc.

868,000 Units Consisting of

868,000 Shares of Common Stock and

Warrants to Purchase 434,000 Shares of Common Stock

We are offering up to 868,000 shares of our common stock, $0.01 par value, and warrants to purchase up to 434,000 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants) pursuant to this prospectus supplement and accompanying prospectus. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a five-year warrant to purchase 0.50 of a share of common stock, with an exercise price of $2.73 per share of common stock. Each unit will be sold at a price of $1.80 per unit. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. We refer to the shares of common stock issued hereunder or issuable hereunder upon exercise of the warrants, and the warrants to purchase common stock issued hereunder, collectively, as the securities.

Our common stock is listed on the NASDAQ Capital Market under the symbol “RNIN.” On March 4, 2013, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.73 per share. On February 28, 2013, the aggregate market value of our outstanding common stock held by non-affiliates was $14,494,370, based on 5,017,786 shares of outstanding common stock, of which 3,386,535 were held by non-affiliates, and a per share price of $4.28, based on the closing sale price of our common stock on February 28, 2013. In addition to the securities being offered in this offering, we have previously offered and sold 347,690 shares of our common stock for aggregate gross proceeds of $1,408,146 during the prior twelve calendar month period that ends on, and includes, the date of this prospectus supplement, for purposes of the calculation pursuant to General Instruction I.B.6. of Form S-3.

An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” on page S-3 of this prospectus supplement and beginning on page 7 of the accompanying prospectus before investing in our securities.

We have engaged Roth Capital Partners, LLC to act as placement agent in connection with this offering. The placement agent is not purchasing or selling any of the securities offered by this prospectus supplement, nor is it required to arrange for our sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus supplement. We have agreed to pay the placement agent the placement agent fees set forth in the table below.

	Per Unit	Maximum Offering
Public Offering Price	$1.800	$1,562,400
Placement Agent’s Fees and Expenses	$0.144	$124,992
Proceeds, before other expenses, to Wireless Ronin Technologies, Inc.	$1.656	$1,437,408

Delivery of the securities being offered under this prospectus supplement is expected to be made to investors on or about March 8, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus supplement is March 5, 2013

Prospectus Supplement

(i)

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before purchasing any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained, or incorporated herein by reference, in this prospectus supplement and contained, or incorporated therein by reference, in the accompanying prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us” and “our” refer to Wireless Ronin Technologies, Inc., a Minnesota corporation.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-3 and in the accompanying prospectus beginning on page 7, and the consolidated financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

The Offering

Common Stock Offered by Us	868,000 shares

Common Stock Outstanding Prior to this Offering (1)	5,017,786 shares

Common Stock to be Outstanding After this Offering (1)	5,885,786 shares

Warrants Offered by Us	Warrants to purchase 434,000 shares of common stock will be offered in this offering. Each warrant will become exercisable six months and one day after issuance and remain exercisable until five years thereafter, at an exercise price of $2.73 per share. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

NASDAQ Capital Market Symbol	RNIN

Use of Proceeds	We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital.

Risk Factors	See “Risk Factors” on page S-3 of this prospectus supplement and beginning on page 7 of the accompanying prospectus for a discussion of factors that you should carefully read and consider before purchasing our securities.

(1) The number of shares outstanding prior to and after this offering is based on the shares outstanding as of February 28, 2013, which excludes 707,177 shares of common stock that may be issued upon the exercise of outstanding stock options, 103,278 shares of common stock that may be issued upon the exercise of outstanding warrants, and 434,000 shares of common stock that may be issued upon exercise of the warrants offered hereby. The number of shares outstanding after this offering assumes the sale of all of the shares of common stock offered hereby.

RISK FACTORS

Investing in our securities is highly speculative and involves a high degree of risk. In addition to the other risk factors and information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below before purchasing our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

Our management has broad discretion over the use of the net proceeds from this offering, and you may not agree with how they are used.

Our management has broad discretion over the use of the net proceeds we receive in this offering. Because the proceeds are not required to be allocated to any specific purpose, investment or transaction, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow. See “Use of Proceeds” in this prospectus supplement for more information regarding how management currently plans to apply the proceeds of this offering.

There is no minimum offering amount required to consummate this offering.

There is no minimum offering amount which must be raised in order for us to consummate this offering. Accordingly, the amount of money raised may not be sufficient for us to meet our business objectives. Moreover, if only a small amount of money is raised, all or substantially all of the offering proceeds may be applied to cover the offering expenses and we will not otherwise benefit from the offering. In addition, because there is no minimum offering amount required, investors will not be entitled to a return of their investment if we are unable to raise sufficient proceeds to meet our business objectives.

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase units in this offering, you will incur immediate and substantial dilution in net tangible book value of approximately $1.19 per share included as part of the units, after giving effect to the sale by us of all 868,000 units offered hereby, based upon our net tangible book value per share as of December 31, 2012.

Because we currently fail to comply with NASDAQ requirements for continued listing, our common stock could be delisted from NASDAQ, which would likely hinder our investors’ ability to trade our common stock in the secondary market.

On February 27, 2013, we received a deficiency letter from NASDAQ notifying us that our common stock was subject to delisting from the NASDAQ Capital Market because our $2.3 million in shareholders’ equity as of December 31, 2012 was not in compliance with the $2.5 million minimum shareholders’ equity requirement for continued listing. We have been provided until April 15, 2013 to submit a plan to regain compliance with this continued listing requirement. In April 2012, we received a deficiency letter from NASDAQ notifying us that our common stock was subject to delisting from the NASDAQ Capital Market because we were not in compliance with the minimum bid price requirement for continued listing. Our board of directors approved a one-for-five share combination of our outstanding common stock, which became effective on December 14, 2012 and, in compliance with the minimum bid price requirement, our common stock maintained a price above $1.00 for the next ten consecutive business days.

We must regain compliance with NASDAQ’s minimum shareholders’ equity requirement for continued listing and maintain compliance with NASDAQ’s other continued listing requirements, including the $1.00 minimum bid price, in order for our common stock to remain listed on the NASDAQ Capital Market. If our common stock is delisted from NASDAQ, trading in our common stock would likely thereafter be conducted in the over-the-counter markets in the so-called pink sheets or the OTC Bulletin Board. In such event, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, and there would likely be a reduction in the coverage of our company by securities analysts and the news media, thereby resulting in lower prices for our common stock than might otherwise prevail.

An active market may not develop for the warrants, which may hinder your ability to liquidate your investment.

There is currently no trading market for the warrants and we do not intend to list them on any securities exchange or take any action required for them to be quoted on any quotation system. We cannot assure you that any trading market will develop for the warrants. Even if a market for the warrants does develop, the liquidity of any such market for the warrants will depend upon, among other things, the number of holders of the warrants, our performance, the market for our common stock, the market for similar securities, the interest of securities dealers in making a market in the warrants and other factors. If an active market for the warrants does not develop or is not maintained, the price and liquidity of the warrants may be adversely affected.

USE OF PROCEEDS

Assuming the sale of all of the units offered hereby, we expect the net proceeds from this offering to be approximately $1,343,388 after deducting the placement agent fees and expenses, as described in “Plan of Distribution,” and other estimated offering expenses payable by us, which include legal, accounting and printing fees. We intend to use the net proceeds from the sale of the securities in this offering for general corporate purposes, including working capital.

As of the date of this prospectus supplement, we cannot specify with certainty the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending use of the net proceeds, we intend to invest the proceeds in short-term, investment-grade, interest-bearing instruments.

DILUTION

Our net tangible book value on December 31, 2012 was approximately $2,257,000 or approximately $0.45 per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. Without taking into account any other changes in the net tangible book value after December 31, 2012, other than to give effect to our receipt of the estimated net proceeds from the sale of 868,000 units at an offering price of $1.80 per unit (but not including the proceeds, if any, from the exercise of warrants issued pursuant to this offering), less the placement agent fees and expenses and our other estimated offering expenses, our net tangible book value as of December 31, 2012, would have been approximately $3,600,388 or approximately $0.61 per share. This represents an immediate increase in the net tangible book value of approximately $0.16 per share to existing shareholders and an immediate dilution of approximately $1.19 per share to new investors purchasing the shares included as part of the units offered hereby. The following table illustrates this per share dilution:

Offering price per unit	$1.80
Net tangible book value per share as of December 31, 2012	$0.45
Increase in net tangible book value per share attributable to the offering	$0.16
Pro forma net tangible book value per share as of December 31, 2012, after giving effect to the offering	$0.61
Dilution per share to new investors in the offering	$1.19

The above table is based on 5,004,099 shares of common stock outstanding as of December 31, 2012, and excludes, as of that date:

•	435,043 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $7.49 per share;

•	103,278 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $7.74 per share;

•	402,219 shares of common stock available for future issuance under existing stock option or other equity incentive plans or the existing stock purchase plan; and

•	434,000 shares of common stock that may be issued upon exercise of the warrants offered hereby.

To the extent that any of these options or warrants are exercised, new awards are issued under existing plans or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of December 31, 2012, on an actual and as-adjusted basis after giving effect to the sale of all of the units offered hereby at a public offering price of $1.80 per unit and the application of the estimated net proceeds thereof. You should read this table in conjunction with our consolidated financial statements and related information incorporated by reference.

	December 31, 2012
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$2,252	$3,595
Restricted cash	50	50

Total cash	$2,302	$3,645
Line of credit – Bank	(400)	(400)

Total net cash	$1,902	$3,245
Shareholders’ equity:
Capital stock, $0.01 par value, 26,667 shares authorized
Preferred stock, 16,667 shares authorized, no shares issued and outstanding	—	—
Common stock, 10,000 shares authorized, 5,004 shares issued and outstanding, actual, and 5,872 shares issued and outstanding, as adjusted	50	59
Additional paid-in capital	97,128	98,463
Accumulated deficit	(94,422)	(94,422)
Accumulated other comprehensive loss	(499)	(499)

Total stockholders’ equity	2,257	3,600

Total capitalization	$2,257	$3,600

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering up to 868,000 units, each unit consisting of one share of common stock and one five-year warrant to purchase 0.50 of a share of common stock, with exercisability commencing six months and one day after issuance, at an exercise price of $2.73 per share. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. This prospectus also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” starting on page 24 of the accompanying prospectus.

Warrants

The warrants offered in this offering will be issued pursuant to a subscription agreement between each of the purchasers and us. You should review a copy of the form of subscription agreement and the form of warrant agreement, each of which has been filed by us as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission in connection with this offering, for a complete description of the terms and conditions applicable to the warrants. The following is a brief summary of the material terms of the warrants and is subject in all respects to the provisions contained in the warrants.

Exercisability. Holders may exercise the warrants beginning on September 9, 2013 and at any time up to the date that is five years after that date. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (or, in certain circumstances, by the use of cashless exercise).

Exercise Price. The exercise price per share of common stock purchasable upon exercise of the warrants is $2.73 per share of common stock being purchased. The exercise price is subject to appropriate adjustment in the event of stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on making an application to list the warrants on the NASDAQ Capital Market, any national securities exchange or other nationally recognized trading system.

Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder shall have the right to receive as alternative consideration the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction the holder of the warrant has the right, exercisable at any time concurrently with or within thirty (30) days after the consummation of the fundamental transaction, to require us or any successor entity to purchase the warrant for an amount of cash equal to the value of the warrant as determined in accordance with the Black-Scholes option pricing model.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments. Any term of the warrants may be amended or waived with our written consent and the written consent of the holder.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of March 4, 2013, with Roth Capital Partners, LLC. Subject to the terms and conditions contained in the placement agency agreement, the placement agent has agreed to act as placement agent in connection with the sale of up to 868,000 units in this offering. The placement agent is not purchasing or selling any securities by this prospectus supplement and the accompanying prospectus, nor is the placement agent required to arrange for the purchase or sale of any specific number or dollar amount of the securities, but it has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby.

The placement agency agreement provides that the offering is subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent auditors.

We currently anticipate that the closing of this offering will take place on or about March 8, 2013. On the closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price;

•	the placement agent will receive the placement agent fees and expenses in accordance with the terms of the placement agency agreement; and

•	we will deliver the shares and warrants to investors in the offering whose subscriptions have been accepted by us.

We have agreed to pay the placement agent a commission equal to 7.0% of the gross proceeds that we receive from the sale of shares at the closing. In addition, we have agreed to reimburse the placement agent for its reasonable out-of-pocket expenses; provided, however, that in no event will the total amount of fees and expenses paid in connection with this offering to the placement agent, any other member of the Financial Industry Regulatory Authority, Inc., or FINRA, or independent broker-dealer exceed 8.0% of the gross proceeds from the sale of shares at the closing. Pursuant to a financial advisory and investment banking agreement we entered into with the placement agent in May 2012, we previously paid the placement agent $35,000. Pursuant to a placement agency agreement we entered into with the placement agent in September 2012, we previously paid the placement agent fees and expenses of $112,652.

The following table shows the per share and total commission and maximum expense reimbursement we will pay to the placement agent in connection with the sale of the units offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the sale of all of the units offered hereby at $1.80 per unit.

Per share placement agent’s fees and expenses (maximum)	$0.144
Maximum offering total	$124,992

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total placement agent’s fees and expenses are not presently determinable and may be less than the maximum amount set forth above.

The estimated offering expenses payable by us, in addition to the placement agent’s fees and expenses, are expected to be approximately $94,020 which includes legal, accounting and printing costs and various other fees associated with registering and listing the shares of common stock. After deducting the fees and expenses due to the placement agent and our estimated other offering expenses, we expect the net proceeds from this offering, assuming the sale of all of the shares offered hereby, to be approximately $1,343,388.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

We have agreed not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock for a period of 90 days following the date of the placement agency agreement for this offering, without the prior written consent of Roth Capital Partners, LLC, except that we may issue stock options, restricted stock units, stock bonuses, or other forms of equity compensation under existing equity incentive or employee stock purchase plans and issue shares of our common stock upon the exercise of outstanding convertible securities. If we issue an earnings release or material news or a material event relating to us occurs during the last 17 days of the 90-day lock-up period or if, prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the lock-up period may be extended until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The placement agency agreement and the form of subscription agreement that each investor has executed are included as exhibits to our Current Report on Form 8-K filed on March 5, 2013 in connection with this offering, and are incorporated by reference into this prospectus supplement.

The purchase price per unit was determined based on negotiations with the investors and discussions with the placement agent.

Transfer Agent and Registrar

The transfer agent and registrar with respect to our common stock is Registrar and Transfer Company.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “RNIN.”

LEGAL MATTERS

For purposes of this offering, Briggs and Morgan, Professional Association, Minneapolis, Minnesota is giving its opinion on the validity of the securities. The placement agent is being represented in connection with this offering by Morgan, Lewis & Bockius LLP, Irvine, California.

EXPERTS

The consolidated financial statements of Wireless Ronin Technologies, Inc. as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, incorporated by reference herein, have been audited by Baker Tilly Virchow Krause, LLP, independent registered public accounting firm. The foregoing consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits filed on such form(s) that are related to such Item(s)) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Current Reports on Form 8-K filed on January 4, 2013, February 26, 2013 and March 5, 2013;

•	Description of our common stock contained in our Registration Statement on Form 8-A/A (File No. 001-33169) filed on November 27, 2006, as the same may be amended from time to time.

You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. You may also access our website at www.wirelessronin.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. In addition, we will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents. Please direct written requests to Darin P. McAreavey, Senior Vice President and Chief Financial Officer, Wireless Ronin Technologies, Inc., 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345. Please direct telephone requests to Mr. McAreavey at (952) 564-3500.

In accordance with Rule 412 under the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Prospectus

$15,000,000

Wireless Ronin Technologies, Inc.

Common Stock

Warrants

Units

We may offer and sell common stock, warrants and any combination thereof, with a total value of up to $15,000,000.

This prospectus provides a general description of securities we may offer and sell from time to time. Each time we sell those securities, we will provide their specific terms in a supplement to this prospectus. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We may offer and sell these securities, from time to time, through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “RNIN.” On December 31, 2012, the aggregate market value of our outstanding common stock held by non-affiliates was $7,268,616. We have previously offered $1,408,146 of securities pursuant to General Instruction I.B.6. of Form S-3 during the prior twelve calendar month period that ends on, and includes, the date of this prospectus.

An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 7 of this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $15,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement; provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document incorporated by reference in this prospectus or any prospectus supplement – the statement in the document having the later date modifies or supersedes the earlier statement. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading “Available Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front cover of this document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

•	Annual Report on Form 10-K for the year ended December 31, 2011, including those sections incorporated by reference from our Definitive Schedule 14A (Proxy Statement) filed on April 26, 2012;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012;

•

Current Reports on Form 8-K filed on March 9, 2012, April 6, 2012, June 8, 2012, June 15, 2012, July 3, 2012, September 13, 2012, September 18, 2012, October 5, 2012, October 9, 2012, November 30, 2012, December 18, 2012 and January 4, 2013; and

•	Description of our common stock contained in our Registration Statement on Form 8-A/A (File No. 001-33169) filed on November 27, 2006, as the same may be amended from time to time.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents. Please direct written requests to Darin McAreavey, Senior Vice President and Chief Financial Officer, Wireless Ronin Technologies, Inc., 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345. Please direct telephone requests to Mr. McAreavey at (952) 564-3500.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information that may be important to you. You should read this entire prospectus carefully, including the other information to which we refer you, before you decide to invest.

Business Overview

We are a marketing technologies company with leading expertise in content and emerging digital media solutions, including dynamic digital signage, interactive kiosk, mobile, social media and web, that enable our customers to transform how they engage with their customers. We are able to provide an array of marketing technology solutions to our customers through our proprietary suite of software applications marketed as RoninCast®. RoninCast® software and associated applications provide an enterprise, web-based or hosted content delivery system that manages, schedules and delivers digital content. Additionally, RoninCast® software’s flexibility allows us to develop custom solutions for specific customer applications.

Our wholly owned subsidiary, Wireless Ronin Technologies (Canada), Inc., provides custom interactive software solutions, content engineering / creative services, and is home to our automotive business development team. Through e-learning and e-marketing, our Canadian subsidiary develops the competencies and knowledge of the people who most influence product sales – sales associates and their customers.

To assist us as we assess how to improve our liquidity, increase our capital resources, and consider strategic options, we have engaged Roth Capital Partners, LLC to render financial advisory and investment banking services to our company in connection with our general financial strategy and planning, including an evaluation of strategic and financial alternatives.

On December 14, 2012, every five shares of our common stock that were issued and outstanding were automatically combined into one issued and outstanding share without any change in the par value of such shares, and the number of authorized but unissued shares of our common stock was proportionally reduced. A proportionate adjustment also was made to our outstanding derivative securities. No fractional shares were issued in connection with this share combination.

We were incorporated in the State of Minnesota on March 23, 2000. Our principal executive office is located at 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345. Our telephone number at that address is (952) 564-3500. We maintain a website at www.wirelessronin.com. Our website, and the information contained therein, is not a part of this prospectus.

The Securities We May Offer

We may offer shares of our common stock and warrants to purchase any of such securities, either individually or in units, with a total value of up to $15,000,000 from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. Each time we offer securities under this prospectus, we will provide offerees with a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities being offered.

A prospectus supplement that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them and net proceeds to us.

Summary of Selected Financial Information

You should read the summary financial data below in conjunction with our financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. The statement of operations data for the years ended December 31, 2010 and 2011 and the balance sheet data as of December 31, 2010 and 2011 are derived from audited financial statements which are incorporated by reference into this prospectus. The statement of operations data for the nine months ended September 30, 2011 and 2012 and the balance sheet data as of September 30, 2012 are derived from unaudited financial statements which are incorporated by reference into this prospectus. All per share amounts have been adjusted to give effect to the one for five share combination effected on December 14, 2012.

	Years Ended December 31,		Nine Months Ended September 30,
	2010	2011	2011	2012
			(unaudited)
	(in thousands, except per share amounts)
Statement of Operations Data:
Sales
Hardware	$3,195	$3,845	$3,487	$1,146
Software	1,394	1,150	1,062	295
Services and other	3,978	4,279	3,203	3,658

Total sales	8,567	9,274	7,752	5,099
Cost of sales
Hardware	2,113	2,639	2,364	707
Software	109	141	124	65
Services and other	2,312	2,363	1,644	1,537
Inventory lower of cost or market adjustment	48	65	—	—

Total cost of sales (exclusive of depreciation and amortization shown separately below)	4,582	5,208	4,132	2,309

Gross profit	3,985	4,066	3,620	2,790
Operating expenses:
Sales and marketing expenses	2,329	2,090	1,708	1,197
Research and development expenses	2,864	2,116	1,748	1,417
General and administrative expenses	5,963	6,105	4,850	4,162
Depreciation and amortization expense	684	467	377	223

Total operating expenses	11,840	10,778	8,683	6,999
Operating loss	(7,855)	(6,712)	(5,063)	(4,209)
Other income (expenses):
Interest expense	(58)	(30)	(24)	(7)
Interest income	30	4	3	1

Total other expense	(28)	(26)	(21)	(6)

Net loss	$(7,883)	$(6,738)	$(5,084)	$(4,215)

Basic and diluted loss per common share	$(2.20)	$(1.72)	$(1.31)	$(0.91)

Basic and diluted weighted average shares outstanding	3,580	3,920	3,878	4,642

	As of December 31, 2010	As of December 31, 2011	As of September 30, 2012
			(unaudited)
Balance Sheet Data:
Current assets	$10,133	$7,188	$4,968
Total assets	11,242	7,929	5,503
Current liabilities	2,659	2,167	2,120
Non-current liabilities	40	—	—
Total liabilities	2,699	2,167	2,120
Shareholders’ equity	$8,543	$5,762	$3,383

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, the other information included in this prospectus and the other information to which we refer you, before you decide to invest.

Risks Related to Our Business

Our operations and business are subject to the risks of an early stage company with limited revenue and a history of losses, operating in a developing industry. We have incurred losses since inception, and we have had only limited revenue. We may not ever become or remain profitable.

Since inception, we have had limited revenue from the sale of our products and services, and we have incurred net losses. We incurred net losses of $4.2 million, $6.7 million, $7.9 million for the nine months ended September 30, 2012, the year ended December 31, 2011 and the year ended December 31, 2010, respectively. As of September 30, 2012, we had an accumulated deficit of $93.2 million.

We have not been profitable in any year of our operating history and anticipate incurring additional losses into the foreseeable future. We do not know whether or when we will become profitable. Even if we are able to achieve profitability in future periods, we may not be able to sustain or increase our profitability in successive periods. We may require additional financing in the future to support our operations. For further information, please review the risk factor “Adequate funds for our operations may not be available, requiring us to curtail our activities significantly.”

We have formulated our business plans and strategies based on certain assumptions regarding the acceptance of our business model and the marketing of our products and services. However, our assessments regarding market size, market share, market acceptance of our products and services and a variety of other factors may prove incorrect. Our future success will depend upon many factors, including factors which may be beyond our control or which cannot be predicted at this time.

Adequate funds for our operations may not be available, requiring us to curtail our activities significantly.

As of September 30, 2012, our current cash position was insufficient to meet our working capital needs. Our long-range capital requirements will depend on many factors, including our ability to successfully address our short-term liquidity and capital resource needs, market and sell our products and services, develop new products and services and establish and leverage our strategic partnerships and business alliance relationships. In order to meet our future needs should we not become cash flow positive or should we be unable to sustain positive cash flow, we may be required to raise additional funding through public or private financings, including equity financings. Any additional equity financings may be dilutive to shareholders and may be completed at a discount to market price. Debt financing, if available, would likely involve restrictive covenants similar to or more restrictive than those contained in the security and loan agreement we currently have with Silicon Valley Bank. Those covenants include maintaining minimum tangible net worth, which we may not satisfy. There can be no assurance we will successfully complete any future equity or debt financing. Adequate funds for our operations, whether from financial markets, collaborative or other arrangements, may not be available when needed or on terms attractive to us, especially from markets which continue to be risk averse. If adequate funds are not available, our plans to operate our business may be adversely affected and we could be required to curtail our activities significantly and/or cease operating.

We may experience difficulties identifying or consummating strategic or financial alternatives, and any such alternatives may not achieve desired results.

In light of our financial condition and potential for continued net losses, we are evaluating strategic and financial alternatives and have engaged Roth Capital Partners, LLC to assist us in that process. Such alternatives may include licensing our product for use in one or more specific industries, acquiring other entities to enable us to gain sufficient mass to regain meaningful access to the capital markets and/or become a more attractive acquisition candidate, and/or selling substantially all of our assets or engaging in some other business combination transaction. Pursuing such alternatives may disrupt operations, distract management and create uncertainties regarding the future direction of our business, products and services that could result in the loss of current or prospective customers, suppliers, employees and other business partners. In addition, we cannot provide assurance that we will identify one or more suitable third parties for any such transaction. Even if we identify one or more suitable third parties, we may not successfully negotiate or consummate any such transaction. If such a transaction is consummated, there can be no assurance that it will resolve our short-term liquidity issues. Furthermore, when pursuing such a transaction we may incur substantial legal and other fees whether or not such a transaction is consummated. If we are unable to consummate such a transaction, we may be required to discontinue certain products or services or otherwise exit all or certain portions of our business. If we divest or otherwise exit certain portions of our business, our business, financial condition and results of operations could be adversely affected. We also may incur certain liabilities and costs in connection with any divestiture or discontinuation of products or services, such as workforce reduction costs, costs associated with closing facilities and disposing of or writing off excess inventory and equipment, and contract termination costs. Any decision we make regarding our strategic and financial alternatives will necessarily involve risks and uncertainties and present challenges in implementation and integration. As a result, pursuit of any such alternatives may not lead to increased shareholder value and, whether or not we pursue such alternatives, the value of our shares may decrease.

Our success depends on our marketing technologies, RoninCast® software and our other products and services achieving and maintaining widespread acceptance in our targeted markets. If our products contain errors or defects, our business reputation may be harmed.

Our success will depend to a large extent on broad market acceptance of our marketing technologies, RoninCast® software and our other products and services among our prospective customers. Our prospective customers may still not use our solutions for a number of other reasons, including preference for static advertising, lack of familiarity with our technology, preference for competing technologies or perceived lack of reliability. We believe that the acceptance of our marketing technologies, RoninCast® software and our other products and services by our prospective customers will depend on the following factors:

•	our ability to demonstrate our marketing technologies’ and RoninCast® software’s economic and other benefits;

•	our customers becoming comfortable with using our marketing technologies and RoninCast® software; and

•	the reliability of our marketing technologies and the RoninCast® software and the hardware comprising our digital signage and other marketing technologies systems.

Our software is complex and must meet stringent user requirements. Our products could contain errors or defects, especially when first introduced or when new models or versions are released, which could cause our customers to reject our products, result in increased service costs and warranty expenses and harm our reputation. Unanticipated warranty and other costs for defective products could adversely affect our business. We must develop our products quickly to keep pace with the rapidly changing digital signage and communications market. In the future, we may experience delays in releasing new products as problems are corrected. In addition, some undetected errors or defects may only become apparent as new functions are added to our products. The need to repair or replace products with design or manufacturing defects could temporarily delay the sale of new products and adversely affect our reputation. Delays, costs and damage to our reputation due to product defects could harm our business.

Difficult and volatile conditions in the capital, credit and commodities markets and general economic uncertainty have prompted companies to cut capital spending worldwide and could continue to materially adversely affect our business.

Disruptions in the economy and constraints in the capital, credit and commodities markets have caused companies to reduce or delay capital investment. Some of our prospective customers may cancel or delay spending on the development or roll-out of capital and technology projects with us due to continuing economic uncertainty. Our financial position, results of operations and cash flow could continue to be materially adversely affected by continuing difficult economic conditions and significant volatility in the capital, credit and commodities markets and in the overall worldwide economy. The continuing impact that these factors might have on us and our business is uncertain and cannot be predicted at this time. Such economic conditions have accentuated each of the risks we face and magnified their potential effect on us and our business. The difficult conditions in these markets and the overall economy affect our business in a number of ways. For example:

•

Although we believe we have sufficient cash and liquidity under our loan and security agreement with Silicon Valley Bank to run our business through June 30, 2013, we cannot assure you that such funds would be available or sufficient, and we may not be able to successfully obtain additional financing on favorable terms, or at all. Although we were in compliance with the minimum tangible net worth requirement under the loan and security agreement as of November 30, 2012, we have from time to time failed to satisfy such covenant, which must be satisfied in order for us to borrow under such agreement. Furthermore, as a result of the contractually-imposed limits on our borrowing base, the amount available to us under the agreement, based on calculations as of November 30, 2012, was $735,725.

•	Market volatility has exerted downward pressure on our stock price, which may make it more difficult for us to raise additional capital in the future.

•

Economic conditions could continue to result in our customers experiencing financial difficulties or electing to limit spending because of the declining economy, which may result in decreased revenue for us. Difficult economic conditions have adversely affected certain industries in particular, including the automotive and restaurant industries, in which we have major customers. We could also experience lower than anticipated order levels from current customers, cancellations of existing but unfulfilled orders, and extended payment or delivery terms.

•	Economic conditions could materially impact us through insolvency of our suppliers or current customers.

•

Economic conditions combined with the weakness in the credit markets could continue to lead to increased price competition for our products, increased risk of excess and obsolete inventories and higher overhead costs as a percentage of revenue.

If the markets in which we participate experience subsequent economic downturns or slow recovery, this could continue to negatively impact our sales and revenue generation, margins and operating expenses, and consequently have a material adverse effect on our business, financial condition and results of operations. While we have down-sized our operations to reflect decreased demand, we may not be successful in mirroring current demand. If customer demand were to decline further, we might be unable to adjust expense levels rapidly enough in response to falling demand or without changing the way in which we operate. If revenue were to decrease further and we were unable to adequately reduce expense levels, we might incur significant losses that could adversely affect our overall financial performance and the market price of our common stock.

Our financial condition and potential for continued net losses may negatively impact our relationships with customers, prospective customers and third-party suppliers.

As of September 30, 2012, our current cash position was insufficient to meet our working capital needs for the next 12 months. Our financial condition and potential for continued net losses could cause current and prospective customers to defer placing orders with us, to require terms that are unfavorable to us, or to place their orders with marketing technology suppliers other than Wireless Ronin, which could adversely affect our business, financial condition and results of operations. On the same basis, third-party suppliers may refuse to do business with us, or may do so only on terms that are unfavorable to us, which also could cause our revenue to decline.

Because we do not have long-term purchase commitments from our customers, the failure to obtain anticipated orders or the deferral or cancellation of commitments could have adverse effects on our business.

Our business is characterized by short-term purchase orders and contracts which do not require that purchases be made. This makes forecasting our sales difficult. The failure to obtain anticipated orders and deferrals or cancellations of purchase commitments because of changes in customer requirements, or otherwise, could have a material adverse effect on our business, financial condition and results of operations. We have experienced such challenges in the past and may experience such challenges in the future.

Most of our contracts are terminable by our customers with limited notice and without penalty payments, and early terminations could have a material effect on our business, operating results and financial condition.

Most of our contracts are terminable by our customers following limited notice and without early termination payments or liquidated damages due from them. In addition, each stage of a project often represents a separate contractual commitment, at the end of which the customers may elect to delay or not to proceed to the next stage of the project. We cannot assure you that one or more of our customers will not terminate a material contract or materially reduce the scope of a large project. The delay, cancellation or significant reduction in the scope of a large project or a number of projects could have a material adverse effect on our business, operating results and financial condition.

Due to our dependence on a limited number of customers, we are subject to a concentration of credit risk.

As of September 30, 2012, Chrysler and ARAMARK accounted for 64.2% of our accounts receivable. In the case of insolvency by one of our significant customers, an account receivable with respect to that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could adversely affect our financial position. In one case in the past, we converted a customer’s account receivable into a secured note receivable then into the underlying collateral, which we ultimately wrote off. In the future, if we convert other accounts receivable into notes receivable or obtain the collateral underlying notes receivable, we may not be able to fully recover the amount due, which could adversely affect our financial position. Furthermore, the value of the collateral which serves to secure any such obligation is likely to deteriorate over time due to obsolescence caused by new product introductions and due to wear and tear suffered by those portions of the collateral installed and in use. There can be no assurance that we will not suffer credit losses in the future.

Our prospective customers often take a long time to evaluate our products and services and our customers may not make significant purchases even after their initial purchase, with this lengthy and variable sales cycle making it difficult to predict our operating results.

It is difficult for us to forecast the timing and recognition of revenue from sales of our products and services because our prospective customers often take significant time to evaluate our products before purchasing them. Even after making their first purchases of our products and services, existing customers may not make significant purchases of those products and services for a long period of time following their initial purchases or at all. The period between initial customer contact and a purchase by a customer may be years with potentially an even longer period separating initial purchases and any significant purchases thereafter. During the evaluation period, prospective customers may decide not to purchase or may scale down proposed orders of our products for various reasons, including:

•	reduced need to upgrade existing visual marketing systems;

•	introduction of products by our competitors;

•	lower prices offered by our competitors; and

•	changes in budgets and purchasing priorities.

Our prospective customers routinely require education regarding the use and benefit of our products. This may also lead to delays in receiving customers’ orders.

Our results of operations may depend upon selling our products and services to customers requiring large-scale rollouts and large-scale monitoring and maintenance, which we have not previously conducted.

Our results of operations may depend upon selling our products and services to those companies, and within those industries, with many sites that could benefit from digital signage or marketing technologies solutions. Digital signage and marketing technologies systems installation projects deploying hundreds or even thousands of systems present significant technical and logistical challenges that we have not yet demonstrated our ability to overcome. Digital signage and marketing technologies systems employ sophisticated hardware and software that constantly evolves. Sites into which digital signage and marketing technologies systems may be installed vary widely, including such factors as interference with wireless networks, ambient light, extremes of temperature and other factors that may make each individual location virtually unique. Managing the process of installing hundreds or thousands of dynamic, complicated digital signage and marketing technologies systems into unique environments may present difficulties that we have not yet faced on projects performed to date with smaller numbers of installations. If our customers opt to engage us to provide system monitoring and maintenance services through our network operations center, or NOC, on one or more large-scale implementations, we may not successfully or profitably monitor and maintain the hardware, software and content in a manner satisfactory to our customers or in compliance with our contractual obligations. The efficiency and effectiveness of NOC monitoring and maintenance are directly affected by our software and that software’s ability to monitor our customers’ systems. For large-scale implementations, we may need to further develop our software to facilitate efficient and effective system monitoring and maintenance. We cannot assure you that we will succeed in developing our software, digital signage systems, project management and infrastructure to successfully implement, monitor, manage and maintain large-scale implementation projects or ongoing operations. Our failure to do so could harm our business and financial condition.

Difficulty in developing and maintaining relationships with third party manufacturers, suppliers and service providers could adversely affect our ability to deliver our products and meet our customers’ demands.

We rely on third parties to manufacture and supply parts and components for marketing technologies and digital signage systems we provide, and to provide order fulfillment, installation, repair services and technical and customer support. Our strategy to rely on third party manufacturers, suppliers and service providers involves a number of significant risks, including the loss of control over the manufacturing process, the potential absence of adequate capacity, the unavailability of certain parts and components used in our products and reduced control over delivery schedules, quality and costs. For example, we do not generally maintain a significant inventory of parts or components, but rely on suppliers to deliver necessary parts and components to third party manufacturers, in a timely manner, based on our forecasts. If delivery of our products and services to our customers is interrupted, or if our products experience quality problems, our ability to meet customer demands would be harmed, causing a loss of revenue and harm to our reputation. Increased costs, transition difficulties and lead times involved in developing additional or new third party relationships could adversely affect our ability to deliver our products and services and meet our customers’ demands and harm our business.

Reductions in hardware costs will likely decrease hardware pricing to our customers and would reduce our per unit revenue.

Our pricing includes a standard percentage markup over our cost of digital signage systems and other marketing technologies, such as computers and display monitors. As such, any decrease in our costs to acquire such components from third parties will likely be reflected as a decrease in our hardware pricing to our customers. Therefore, reductions in such hardware costs could potentially reduce our revenue.

Because our sales approach currently includes strategic partners and business alliance relationships, we expect to face risks not faced by companies with only internal sales forces.

We currently sell most of our marketing technology offerings, which include digital signage systems and software licenses, through an internal sales force. We believe our future success will depend on such sales force and our ability to attract and form relationships with strategic partners and business alliances. We may not, however, be successful in forming these types of relationships, which could result in us being unable to expand our sales network to generate revenue. Our anticipated reliance on strategic partners and business alliances involves several risks, including the following:

•	we may not be able to adequately train our strategic partners and those with which we have business alliances to sell and service our software and services;
•	they may emphasize competitors’ products or decline to promote and sell our software and services;

•	our efforts to co-market products and services with third parties may not result in further adoption of our products and services;

•	arrangements with our partners and business alliances can be terminated by either party at any time and do not require any material financial commitment;

•	channel conflict may arise between other third parties and/or our internal sales staff; and

•	software to manage content may be given away.

Hardware companies may include digital signage software with functionality similar to RoninCast® software as an integrated hardware and software solution, which could have a material adverse effect on our business.

We have provided digital signage content management software to NEC. Our software development agreement with NEC provided that NEC would own the software that we wrote. NEC intends to bundle this software with hardware that it sells to its digital signage customers. While the software developed for NEC does not encompass all of the features and functions of our proprietary RoninCast® software, the NEC software enables digital signage customers to implement basic digital signage applications. While we believe that a certain number of those NEC customers beginning with the NEC software may come to want or need enhanced functionality of the RoninCast® software product, there is a risk that bundled software will cannibalize the demand for more fully featured products like RoninCast® digital signage software. If bundling digital signage content management software with hardware becomes an industry standard, we could risk losing software licensing sales. It is difficult for us to predict whether, when or the extent to which bundling digital signage content management software with hardware will become customary. It is also difficult to predict the functionality of the software that hardware manufacturers may bundle with hardware. If more sophisticated and fully featured software is bundled with hardware, that bundling may negatively impact our RoninCast® software license sales and adversely affect our business.

Our industry is characterized by frequent technological change. If we are unable to adapt our products and services and develop new products and services to keep up with these rapid changes, we will not be able to obtain or maintain market share.

The market for our products and services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, heavy competition and frequent new product and service introductions. If we fail to develop new products and services or modify or improve existing products and services in response to these changes in technology, customer demands or industry standards, our products and services could become less competitive or obsolete.

We must respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in using new technologies, developing new products and services or enhancing existing products and services in a timely and cost effective manner. Our pursuit of necessary technology may require substantial time and expense as experienced with our software product, RoninCast®. We may need to license new technologies to respond to technological change. These licenses may not be available to us on commercially reasonable terms or at all. We may not succeed in adapting our products and services to new technologies as they emerge. Furthermore, even if we successfully adapt our products and services, these new technologies or enhancements may not achieve market acceptance.

Our ability to execute our business strategy depends on our ability to protect our intellectual property, and if any third parties make unauthorized use of our intellectual property, or if our intellectual property rights are successfully challenged, our competitive position and business could suffer.

Our success and ability to compete depends substantially on our proprietary technologies. We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers and others to protect our proprietary rights. Despite our precautions, unauthorized third parties might copy certain portions of our software or reverse engineer and use information that we regard as proprietary. In addition, confidentiality agreements with employees and others may not adequately protect against disclosure of our proprietary information.

As of September 30, 2012, we had received one design patent, had one U.S. patent application pending and had one Canadian patent application pending relating to various aspects of our RoninCast® delivery system. We cannot provide assurance that any additional patents will be granted. Even if they are granted, our patents may be successfully challenged by others or invalidated. In addition, any patents that may be granted to us may not provide us a significant competitive advantage. Although we have been granted patents and trademarks, they could be challenged in the future. If future trademark registrations are not approved because third parties own these trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third party owners, which might not be possible on commercially reasonable terms or at all. If we fail to protect or enforce our intellectual property rights successfully, our competitive position could suffer. We may be required to spend significant resources to monitor and protect our intellectual property rights. We may not be able to detect infringement and may lose competitive position in the market. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Our industry is characterized by frequent intellectual property litigation, and we could face claims of infringement by others in our industry. Such claims are costly and add uncertainty to our business strategy.

The digital media and communications industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding patent rights. We could be subject to claims of infringement of third party intellectual property rights, which could result in significant expense and could ultimately result in the loss of our intellectual property rights. From time to time, third parties may assert patent, copyright, trademark or other intellectual property rights to technologies that are important to our business. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our industry of which we are not aware. We have in the past and may in the future receive notices of claims that our products infringe or may infringe intellectual property rights of third parties. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our business partners, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of our management and technical personnel. If any such litigation resulted in an adverse ruling, we could be required to:

•	pay substantial damages;

•	cease the development, use, licensing or sale of infringing products;

•	discontinue the use of certain technology; or

•	obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms or at all.

Our business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, our products and services.

Our business may be adversely affected by malicious applications that make changes to our customers’ computer systems and interfere with the operation and use of our products. These applications may attempt to interfere with our ability to communicate with our customers’ devices. The interference may occur without disclosure to or consent from our customers, resulting in a negative experience that our customers may associate with our products. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. In addition, we offer a number of products and services that our customers download to their computers or that they rely on to store information and transmit information over the Internet. These products and services are subject to attack by viruses, worms and other malicious software programs, which could jeopardize the security of information stored in a customer’s computer or in our computer systems and networks. The ability to reach customers and provide them with a superior product experience is critical to our success. If our efforts to combat these malicious applications fail, or if our products and services have actual or perceived vulnerabilities, there may be claims based on such failure or our reputation may be harmed, which would damage our business and financial condition.

We rely on computer systems and information technology to run our business. Any material failure, interruption or security breach of our computer systems or information technology may adversely affect the operation of our business and our results of operations.

Computer viruses or terrorism may disrupt our operations and adversely affect our operating results. Despite our implementation of security measures, including a co-location center that can be used in case our primary computer center location is disabled or destroyed, all of our technology systems are vulnerable to disability or failures due to hacking, viruses, acts of war or terrorism, and other causes. If our technology systems were to fail and we were unable to recover in a timely manner, we would be unable to fulfill critical business functions, which could have a material adverse effect on our business, operating results, and financial condition.

We compete with other companies that have more resources, which puts us at a competitive disadvantage.

The market for marketing technologies, including digital signage, is highly competitive and we expect competition to increase in the future. Some of our competitors or potential competitors may have significantly greater financial, technical and marketing resources than our company. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than our company.

We expect competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. Successful new product and service introductions or enhancements by our competitors could reduce sales and the market acceptance of our products and services, cause intense price competition or make our products and services obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. If we do not have sufficient resources to make these investments or are unable to make the technological advances necessary to be competitive, our competitive position will suffer. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could adversely affect our business and financial condition.

We may experience fluctuations in our quarterly operating results.

We may experience variability in our total sales on a quarterly basis as a result of many factors, including the condition of the marketing technologies, electronic communication and digital signage industries in general, shifts in demand for software and hardware products, technological changes and industry announcements of new products and upgrades, absence of long-term or large-scale commitments from customers, timing and variable lead-times of customer orders, delays in or cancellations of customer orders, variations in component costs and/or adverse changes in the supply of components, variations in operating expenses, changes in our pricing policies or those of our competitors, the ability of our customers to pay for products and services, effectiveness in managing our operations and changes in economic conditions in general. We may not consider it prudent to adjust our spending levels on the same timeframe; therefore, if total sales decline for a given quarter, our operating results may be materially adversely affected. As a result of the potential fluctuations in our quarterly operating results, we believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance. Further, it is possible that in future quarters our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely be materially adversely affected.

Our future success depends on key personnel and our ability to attract and retain additional personnel.

Our key personnel include:

•	Scott W. Koller, our President and Chief Executive Officer; and

•	Darin P. McAreavey, our Senior Vice President and Chief Financial Officer.

If we fail to retain our key personnel or to attract, retain and motivate other qualified employees, our ability to maintain and develop our business may be adversely affected. Our future success depends significantly on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. The loss of the services of our key employees could harm our business. We may be unable to retain our employees or to attract, assimilate and retain other highly qualified employees who could migrate to other employers who offer competitive or superior compensation packages.

We may be subject to sales and other taxes, which could have adverse effects on our business.

In accordance with current federal, state and local tax laws, and the constitutional limitations thereon, we currently collect sales, use or other similar taxes in state and local jurisdictions where we have a physical presence that we understand to be sufficient to require us to collect and remit such taxes. One or more state or local jurisdictions may seek to impose sales tax collection obligations on us and other out-of-state companies which engage in commerce with persons in that state. Several U.S. states have taken various initiatives to prompt more sellers to collect local and state sales taxes. Furthermore, tax law and the interpretation of constitutional limitations thereon are subject to change. In addition, new or expanded business operations in states where we do not currently have a physical presence sufficient to obligate us to collect and remit taxes could subject shipments of goods into or provision of services in such states to sales tax under current or future laws. If our company grows, increased sales of our products and services to locations in various states and municipalities may obligate us to collect and remit sales tax and to pay state income and other taxes based upon increased presence in those jurisdictions. We will endeavor to collect, remit and pay those state and local taxes that we owe according to applicable law. State and local tax laws are, however, subject to change, highly complex and diverse from jurisdiction to jurisdiction. If one or more state or local jurisdictions successfully asserts that we must collect sales or other taxes beyond our current practices or that we owe unpaid sales or other taxes and penalties, it could adversely affect our business and financial condition.

We may be subject to U.S. and international tax authorities challenging our transfer price allocation, which could have adverse effects on our business.

Currently a significant portion of our revenue is generated within the United States from products and services provided through our Canadian operations. As a result, we are required to prepare a transfer price allocation between our U.S. and Canadian entities. This allocation involves assumptions and estimates which may be challenged by the I.R.S. or Canadian tax authorities. In the event one of these tax authorities successfully challenges our transfer price allocation, it may result in us being subject to corporate taxes and penalties.

Our results of operations could be adversely affected by changes in foreign currency exchange rates, particularly fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar.

Since a portion of our operations and revenue occur outside the United States and in currencies other than the U.S. dollar, our results could be adversely affected by changes in foreign currency exchange rates. Additionally, given our ownership of Wireless Ronin Technologies (Canada), Inc., changes in the exchange rate between the U.S. dollar and the Canadian dollar can significantly affect inter-company balances and our results of operations.

We are subject to various restrictive covenants under our loan and security agreement with Silicon Valley Bank which may prevent us from taking actions that could be beneficial to our shareholders without Silicon Valley Bank’s consent, including mergers, acquisitions and the incurrence of additional indebtedness.

Pursuant to our loan and security agreement with Silicon Valley Bank, we generally require the prior written consent of Silicon Valley Bank to, among other things:

•	dispose of assets;

•	change our business;

•	liquidate or dissolve;

•	change CEO or COO (replacements must be satisfactory to the lender);

•

enter into any transaction in which our shareholders who were not shareholders immediately prior to such transaction own more than 40% of our voting stock (subject to limited exceptions) after the transaction;

•	merge or consolidate with any other person;

•	acquire all or substantially all of the capital stock or property of another person; or

•	become liable for any indebtedness (other than permitted indebtedness).

If we determine that taking one of these actions would be in our best interests and we were unable to obtain the prior written consent of Silicon Valley Bank to do so, we would be required to repay the amount owing Silicon Valley Bank at that time, which may not be advisable or even practical, or forgo taking the action for which we sought consent. In such scenario, we would be unable to borrow additional sums under the agreement with Silicon Valley Bank which could adversely affect our liquidity and capital resources. Additionally, we are required to maintain a certain minimum tangible net worth level at either the time of an advancement or while there is an outstanding balance owed to Silicon Valley Bank. Our failure to meet or maintain the minimum tangible net worth requirement would preclude us from drawing on such line of credit. Our inability to take actions due to the restrictive covenants or our need to repay amounts borrowed and effective loss of the line of credit could have a material adverse effect on our business and financial condition.

Risks Related to Our Securities

We are subject to financial reporting and other requirements for which our accounting, other management systems and resources may not be adequately prepared.

As a public company, we incur significant legal, accounting and other expenses, including costs associated with reporting requirements and corporate governance requirements, including requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Sarbanes-Oxley Act of 2002, and rules implemented by the SEC and the NASDAQ Stock Market (“NASDAQ”), which are subject to change from time to time. If we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements, and the trading price of our common stock and our ability to obtain any necessary equity or debt financing could suffer. In addition, the foregoing regulatory requirements could make it difficult or costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on board committees or as executive officers.

If we fail to comply with the NASDAQ requirements for continued listing, our common stock could be delisted from NASDAQ, which could hinder our investors’ ability to trade our common stock in the secondary market.

On April 1, 2012, we received a deficiency letter from NASDAQ notifying us that our common stock was subject to delisting from the NASDAQ Capital Market because we were not in compliance with the minimum bid price requirement for continued listing, unless our stock traded above $1.00 for a minimum of ten consecutive business days by October 1, 2012. On October 2, 2012, we received a notice from NASDAQ’s Listing Qualifications Staff notifying us that our cure period had elapsed and our common stock would be delisted, subject to appeal. We appealed this determination, and on November 28, 2012 received a decision from NASDAQ’s Hearings Panel, notifying us that it had granted our request for continued listing, subject to certain conditions. In connection with those conditions, on November 29, 2012, our board of directors approved a one for five share combination of our outstanding common stock, which became effective on December 14, 2012 and, in compliance with the minimum bid price requirement, our common stock maintained a price above $1.00 for the next ten consecutive business days. However, our common stock must continue to sustain a minimum bid price of at least $1.00 per share and we must satisfy the other requirements to maintain continued listing on NASDAQ. If our common stock is delisted from NASDAQ, trading in our common stock would likely thereafter be conducted in the over-the-counter markets in the so-called pink sheets or the OTC Bulletin Board. In such event, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, and there would likely be a reduction in the coverage of our company by securities analysts and the news media, thereby resulting in lower prices for our common stock than might otherwise prevail.

The market price of our stock may be subject to wide fluctuations.

The price of our common stock may fluctuate, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause our investors to lose part or all of their investment in our shares of common stock. Factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of companies in our industry;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of financial market analysts;

•	investor perceptions of our industry, in general, and our company, in particular;

•	the operating and stock performance of comparable companies;

•	general economic conditions and trends;

•	major catastrophic events;

•	loss of external funding sources;

•	sales of large blocks of our stock or sales by insiders; or

•	departures of key personnel.

Our articles of incorporation, bylaws and Minnesota law may discourage takeovers and business combinations that our shareholders might consider to be in their best interests.

Anti-takeover provisions of our articles of incorporation, bylaws, and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then current market price of our common stock. For example, while we have no present plans to issue any preferred stock, our board of directors, without further shareholder approval, may issue up to approximately 16.7 million shares of undesignated preferred stock and fix the powers, preferences, rights and limitations of such class or series, which could adversely affect the voting power of our common stock. In addition, our bylaws provide for an advance notice procedure for nomination of candidates to our board of directors that could have the effect of delaying, deterring or preventing a change in control. Further, as a Minnesota corporation, we are subject to provisions of the Minnesota Business Corporation Act, or MBCA, regarding “control share acquisitions” and “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our board of directors to issue undesignated preferred stock and the anti-takeover provisions of the MBCA, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our company not approved by our board of directors.

We do not anticipate paying cash dividends on our shares of common stock in the foreseeable future.

We have never declared or paid any cash dividends on our shares of common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for investors in our common stock for the foreseeable future. Furthermore, our loan and security agreement with Silicon Valley Bank contains a restrictive covenant that precludes us from paying dividends without Silicon Valley Bank’s consent.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in this document and documents incorporated by reference herein in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about:

•	our estimates of future expenses, revenue and profitability;

•	trends affecting our financial condition and results of operations;

•	our ability to obtain customer orders;

•	the availability and terms of additional capital;

•	our ability to develop new products;

•	our dependence on key suppliers, manufacturers and strategic partners;

•	industry trends and the competitive environment;

•	the impact of losing one or more senior executives or failing to attract additional key personnel; and

•	other factors referenced in this prospectus, including those set forth under the caption “Risk Factors.”

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Given these uncertainties, you should not attribute undue certainty to these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

THE OFFERING

We may offer shares of our common stock and warrants to purchase our common stock, either individually or in units, with a total value of up to $15,000,000 from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. Each time we offer securities under this prospectus, we will provide offerees with a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities being offered.

A prospectus supplement that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them and net proceeds to us. The following is a summary of the securities we may offer with this prospectus.

Common Stock

We may offer shares of our common stock either alone or underlying other registered securities exercisable for our common stock. Holders of our common stock are entitled to such dividends as our board of directors may declare from time to time out of legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that are outstanding or that we may issue in the future. Currently, we do not pay dividends. Each holder of our common stock is entitled to one vote per share. In this prospectus, we provide a general description of, among other things, the rights and restrictions that apply to holders of our common stock under the heading “Description of Capital Stock.”

Warrants

We may issue warrants for the purchase of common stock. Warrants may be offered independently or together with common stock offered by any prospectus supplement and may be attached to or separate from those securities. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of warrant agreement, which may include a form of warrant certificate, that describes the terms of the of the particular series of warrants we are offering before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we sell under this prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the terms of any rights to redeem or call the warrants;

•	United States federal income tax consequences of holding or exercising the warrants, if material; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Each warrant will entitle its holder to purchase the number of shares of common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

We will specify the place or places where, and the manner in which, warrants may be exercised in the warrant agreement or warrant certificate and applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the common stock purchasable upon exercise, if any.

Units

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file with the SEC the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

We may issue units comprised of one or more shares of common stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We may issue units in such amounts and in numerous distinct series as we determine. We will describe in the applicable prospectus supplement the terms of the series of units, including, but not limited to:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under the captions “Common Stock” or “Warrants,” will apply to each unit and to any common stock or warrant included in each unit, respectively.

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

USE OF PROCEEDS

Except as described in any prospectus supplement in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes, including working capital. We may also use the net proceeds to repay any debts and/or invest in or acquire complementary businesses, products or technologies, although we have no current commitments or agreements with respect to any such investments or acquisitions as of the date of this prospectus. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. Pending use of the net proceeds, we intend to invest the proceeds in short-term, investment-grade, interest-bearing instruments.

When we offer a particular series of securities, we will describe the intended use of the net proceeds from that offering in a prospectus supplement. The actual amount of net proceeds we spend on a particular use will depend on many factors, including, our future capital expenditures, the amount of cash required by our operations, and our future revenue growth, if any. Therefore, we will retain broad discretion in the use of the net proceeds.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 26,666,666 shares, par value $0.01 per share, consisting of 10,000,000 shares of common stock and 16,666,666 shares of preferred stock, par value $0.01 per share. As of December 31, 2012, we had 5,004,099 shares of common stock outstanding held by 105 record holders, and no outstanding shares of preferred stock.

Common Stock

The holders of our common stock:

•	have the right to receive ratably any dividends from funds legally available therefor, when, as and if declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of the affairs of our company; and

•	are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders.

All shares of our common stock now outstanding are fully paid and nonassessable and the shares of common stock to be issued in this offering will be fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock.

The holders of our common stock do not have cumulative voting rights. Subject to the rights of any future series of preferred stock, the holders of a plurality of outstanding shares voting for the election of our directors can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

Undesignated Preferred Stock

Under governing Minnesota law and our articles of incorporation, as amended, no action by our shareholders is necessary, and only action of our board of directors is required, to authorize the issuance of up to 16,666,666 shares of undesignated preferred stock. Our board of directors is empowered to establish, and to designate the name of, each class or series of the undesignated preferred shares and to set the terms of such shares, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences. Accordingly, our board of directors, without shareholder approval, may issue preferred stock having rights, preferences, privileges or restrictions, including voting rights, that may be greater than the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock and delaying or preventing a change in control of our company without further action by our shareholders. Our board of directors has no present plans to issue any shares of preferred stock.

Warrants

As of December 31, 2012, we had warrants outstanding for the purchase of 103,278 shares of our common stock, exercisable at prices ranging from $6.89 to $8.75 per share, subject to adjustment pursuant to anti-dilution provisions contained in the warrant agreements.

Anti-Takeover Provisions

Certain provisions of Minnesota law, our articles of incorporation, as amended, and our amended and restated bylaws, as further described below, could have an anti-takeover effect. These provisions are intended to provide management with flexibility in responding to an unsolicited takeover offer and to discourage certain types of unsolicited takeover offers for our company. However, these provisions could have the effect of discouraging attempts to acquire us, which could deprive our shareholders of opportunities to sell their shares at prices higher than prevailing market prices.

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of our voting stock from a person, other than us and other than in connection with certain mergers and exchanges to which we are a party, that results in the acquiring person owning 20% or more of our voting stock then outstanding. Similar triggering events occur at the one-third and majority ownership levels. Section 302A.671 requires approval of any such acquisition by a majority vote of our disinterested shareholders and a majority vote of all of our shareholders. In general, shares acquired in excess of the applicable percentage threshold in the absence of such approval are denied voting rights and are redeemable at their then fair market value by us during a specified time period.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits us or any of our subsidiaries from entering into any business combination transaction with a shareholder for a period of four years after the shareholder acquires 10% or more of our voting stock then outstanding. An exception is provided for circumstances in which, before the 10% share-ownership threshold is reached, either the transaction or the share acquisition is approved by a committee of our board of directors composed of one or more disinterested directors.

The Minnesota Business Corporation Act contains a “fair price” provision in Section 302A.675. This provision provides that no person may acquire any of our shares within two years following the person’s last purchase of our shares in a takeover offer unless all shareholders are given the opportunity to dispose of their shares to the person on terms that are substantially equivalent to those in the earlier takeover offer. This provision does not apply if the acquisition is approved by a committee of disinterested directors before any shares are acquired in the takeover offer.

Section 302A.553, sub. 3, of the Minnesota Business Corporation Act prohibits us from purchasing any voting shares owned for less than two years from a holder of more than 5% of our outstanding voting stock for more than the market value of the shares. Exceptions to this provision are provided if the share purchase is approved by a majority of our shareholders or if we make a repurchase offer of equal or greater value to all shareholders.

Our articles of incorporation, as amended, provide that the holders of our common stock do not have cumulative voting rights. For the shareholders to call a special meeting, our amended and restated bylaws require that at least 10% of the voting power must join in the request. Our articles of incorporation, as amended, give our board of directors the power to issue any or all of the shares of undesignated preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval. Our board of directors also has the right to fill vacancies of the board, including a vacancy created by an increase in the size of the board of directors.

Our amended and restated bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors, as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received by us not less than 90 days prior to the date fixed for the annual meeting, and must contain certain information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the shareholders submitting the proposal.

Transfer Agent and Registrar

The transfer agent and registrar with respect to our common stock is Registrar and Transfer Company.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “RNIN.”

PLAN OF DISTRIBUTION

We may sell the securities to or through underwriters, dealers or agents, or directly, to one or more purchasers. A prospectus supplement or supplements will describe the terms of the offering of the securities, including, to the extent applicable

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the terms of any agency agreement or arrangement, including any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

We may distribute the securities from time to time in one or more transactions at:

•	fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the applicable prospectus supplement.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any applicable prospectus supplement naming any such underwriter. Only underwriters we name in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to offerings under this prospectus, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is currently listed on the NASDAQ Capital Market. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of our securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of our securities.

Passive Market Making

Any underwriters who are qualified market makers on NASDAQ may engage in passive market making transactions in the securities on NASDAQ in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

For purposes of this offering, Briggs and Morgan, Professional Association is giving its opinion on the validity of the shares.

EXPERTS

The consolidated financial statements of Wireless Ronin Technologies, Inc. as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011, incorporated by reference herein, have been audited by Baker Tilly Virchow Krause, LLP, independent registered public accountants. The foregoing financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in auditing and accounting.

LIMITATION OF LIABILITY AND INDEMNIFICATION

As permitted by Section 302A.251 of the Minnesota Statutes, Article 6 of our articles of incorporation, as amended, limits the liability of our directors to the fullest extent permitted under Minnesota law. Specifically, our directors will not be liable to our company or the shareholders for monetary damages for breach of fiduciary duty as a director. In addition, Article 7 of our articles of incorporation, as amended, provides that we will indemnify and may, in the discretion of our board of directors, insure our current and former directors, officers and employees in the manner and to the fullest extent permitted by law. Section 6.1 of our amended and restated bylaws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

You should only rely on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this document is accurate as of any date other than the date on the front of this document. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

Wireless Ronin Technologies, Inc.

Common Stock

Warrants

Units

PROSPECTUS

$15,000,000